Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, and including any exhibits or schedules hereto, this “Agreement”), dated as of February 8, 2019, is entered into by and between:

(i)	Ditech Holding Corporation and its direct and indirect subsidiaries (the “Company”); and

(ii)

each undersigned entity, in each such entity’s respective capacity as lender under, or as nominee, investment adviser, sub-adviser, or investment manager, as applicable, to certain funds, accounts, and other entities (including subsidiaries and affiliates of such funds, accounts, and entities) that is a lender (in its respective capacity as such, each, a “Term Lender,” and, collectively, the “Term Lenders” and, together with their respective successors and permitted assigns and any subsequent Term Lender that becomes party hereto in accordance with the terms hereof, each, a “Consenting Term Lender,” and, collectively, the “Consenting Term Lenders”) party to that certain Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement,” and the term loan facility thereunder, the “Term Loan Facility”), by and among the Company, as the borrower, Credit Suisse AG, Cayman Islands Branch (formerly Credit Suisse AG), as administrative agent (together with any successor administrative agent, in each case, in such capacity, the “Administrative Agent”), the other term lenders party thereto and the other lenders party thereto.

The Company, each Consenting Term Lender, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Parties have agreed to the Restructuring consistent with the terms and subject to the conditions set forth herein, including in the Term Sheet, which are the product of arm’s-length, good faith discussions between the Parties and their respective professionals;

WHEREAS, as of the date hereof, the Consenting Term Lenders in the aggregate hold, or act as the nominee, investment adviser, sub-adviser, or investment manager to entities that hold, as of the date hereof, more than 66 2/3% of the aggregate outstanding principal amount of the Loans and Commitments (each as defined in the Credit Agreement);

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Term Sheet and hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the restructuring term sheet attached hereto as Exhibit A (together with all schedules, exhibits, and annexes attached thereto, and as may be modified in accordance with Section 9 hereof, the “Term Sheet”), or as the context otherwise requires.

As used in this Agreement, the following terms have the following meanings:

(a) “Alternative Transaction” means any plan, dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company or its assets other than the Restructuring, as set forth herein, including in the Term Sheet;

(b) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

(c) “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, pursuant to 28 U.S.C. § 151, the United States District Court for the Southern District of New York.

(d) “Bidding Procedures Motion” means a motion filed by the Debtors with the Bankruptcy Court for entry of a Bidding Procedures Order.

(e) “Bidding Procedures Order” means any order (1) approving Bidding Procedures, and (2) setting dates for the submission of bids and the auction (if any), and (3) granting related relief.

(f) Commencement Date” means the date that Debtors commence the Chapter 11 Cases.

(g) “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan.

(h) “Definitive Documents” means the documents (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated by the Term Sheet and that are otherwise necessary or desirable to implement, or otherwise relate to the Restructuring and the Restructuring Transactions, including: (A) the Plan; (B) the Bidding Procedures; (C) the Bidding Procedures Motion; (D) the Bidding Procedures Order; (E) each of the documents comprising the Plan Supplement; (F) the Disclosure Statement; (G) any motion seeking the approval of the adequacy of the Disclosure Statement and solicitation of the Plan; (H) the Confirmation Order; (I) the motion for use of cash collateral and to incur postpetition financing and any credit agreement with respect thereto (the “Financing Motion”); (J) any Financing Orders, and (K) any asset purchase agreement for the Sale Transaction or an Asset Sale Transaction. Each of the Definitive Documents shall contain terms and conditions consistent in all material respects with this Agreement and the Term Sheet, and, except to the extent such Definitive Documents must be acceptable to the Requisite Term Lenders in accordance with the Term Sheet, shall otherwise be reasonably acceptable in all material respects to the Required Parties, including with respect to any modifications, amendments, or supplements to such Definitive Documents at any time during the Support Period; provided, that the terms of the Plan and Confirmation Order with respect to the treatment of the Term Loans and the treatment of any matters with respect to the Credit Agreement or any economic interest of the Term Lenders, and the Financing Motion and the Financing Orders shall be acceptable in all material respects to the Requisite Term Lenders.

(i) “Effective Date” means the date on which the Plan is consummated.

(j) “Financing Orders” means any orders authorizing Debtors to continue to access cash collateral and incur any postpetition financing on an interim basis or final basis consistent with the Term Sheet.

(k) “Outside Commencement Date” means February 15, 2019.

(l) “Person” means any “person” as defined in section 101(41) of the Bankruptcy Code, including, without limitation, any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

(m) “Plan Supplement” means the plan supplement to the Plan, comprising the following documents, as applicable: (A) the Amended and Restated Credit Facility Agreement, (B) new organizational documents, (C) the Exit Working Capital Facility documentation, (D) the Management Incentive Plan, (E) shareholders agreement, (F) a schedule of executory contracts and unexpired leases to be assumed and an associated notice of cure amount, (G) a schedule of retained causes of action, (H) any other documents the Company and the Requisite Term Lenders agree shall comprise the Plan Supplement.

(n) “Required Lenders” means the “Required Lenders” as defined in the Credit Agreement.

(o) “Required Parties” means each of (A) the Company and (B) the Requisite Term Lenders.

(p) “Requisite Term Lenders” means, as of the date of determination, Consenting Term Lenders holding at least a majority in aggregate principal amount outstanding of the Term Loans held by the Consenting Term Lenders as of such date.

(q) “Restructuring Transactions” means all acts, events, and transactions contemplated by, required for, and taken to implement the Restructuring, the Definitive Documents, the Plan Supplement, this Agreement, and the Elected Transaction (as defined below), each in the singular and collectively, as applicable.

(r) “SEC” means the Securities & Exchange Commission.

(s) “Securities Act” means the Securities Act of 1933, as amended.

(t) “Support Effective Date” means the date on which the counterpart signature pages to this Agreement shall have been executed and delivered by the Company and Consenting Term Lenders (A) holding at least 66 2/3% in aggregate principal amount outstanding of the Term Loans and (B) representing the Required Lenders.

(u) “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (A) date on which this Agreement is terminated in accordance with Section 5 hereof and (B) the Effective Date.

2. Term Sheet and Plan.

The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheet, including the schedules, annexes and exhibits thereto, sets forth certain material terms and conditions of the Restructuring. Notwithstanding anything else in this Agreement to the contrary, in the event of any inconsistency between this Agreement and the Term Sheet, the Term Sheet shall control.

3. Agreements of the Consenting Term Lenders.

(a) Agreement to Support. During the Support Period, subject to the terms and conditions hereof, each of the Consenting Term Lenders agrees, severally and not jointly, that it shall:

(i) use its commercially reasonable efforts to support the Restructuring and the Restructuring Transactions, and to act in good faith and take any and all reasonable actions necessary to consummate the Restructuring and the Restructuring Transactions, in a manner consistent with this Agreement;

(ii) refrain from initiating (or directing or encouraging the Administrative Agent or any other party to initiate) any actions, including legal proceedings, that are inconsistent with, or that would delay, prevent, frustrate or impede the approval, confirmation or consummation, as applicable, of the Restructuring or Restructuring Transactions;

(iii) timely vote (pursuant to the Plan) or cause to be voted all of its Claims (including on account of the Second Lien Notes, or any securities, owned or controlled by such Consenting Term Lender) to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code;

(iv) negotiate in good faith with the Company the forms of the Definitive Documents (to the extent such Consenting Term Lender is a party thereto) and subject to the consent thresholds specified herein execute the Definitive Documents;

(v) not change or withdraw its votes to accept the Plan (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote shall, without any further action by the applicable Consenting Term Lender, be deemed automatically revoked (and, upon such revocation, deemed void ab initio) by the applicable Consenting Term Lender at any time following the expiration of the Support Period with respect to such Consenting Term Lender;

(vi) not directly or indirectly, through any Person, take any action that would reasonably be expected to prevent, interfere with, delay or impede the consummation of the Restructuring or Restructuring Transactions, including the approval of any Bidding Procedures Motion, the entry of any Bidding Procedures Order, the approval of the Disclosure Statement, or the solicitation of votes on, and confirmation of, the Plan;

(vii) use its commercially reasonable efforts to support and take all actions as are reasonably necessary and appropriate for such Consenting Term Lender to obtain any and all required regulatory and/or third-party approvals for such Consenting Term Lender to consummate the Restructuring Transactions; and

(viii) support and take all reasonable actions necessary or reasonably requested by the Company to confirm such Consenting Term Lender’s support for the Bankruptcy Court’s approval of the Bidding Procedures Motion, the entry of any Bidding Procedures Order, the approval of the Plan and Disclosure Statement, the solicitation of votes on the Plan by the Company, and the confirmation and consummation of the Plan and the Restructuring Transactions.

(b) Transfers.

(i) Each Consenting Term Lender agrees that, for the duration of the Support Period, such Consenting Term Lender shall not sell, transfer, loan, issue, participate, pledge, hypothecate, assign or otherwise dispose of (other than ordinary course pledges and/or swaps) (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims, including any beneficial ownership in any such Claims,1 or any option thereon or any right or interest therein, unless the transferee thereof either (A) is a Consenting Term Lender (with respect to a transfer by a Consenting Term Lender) or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a

[1]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, any Claims subject to this Agreement or the right to acquire such Claims.

Consenting Term Lender and to be bound by all of the terms of this Agreement applicable to Consenting Term Lenders (including with respect to any and all Claims it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days of such execution, to (1) Weil, Gotshal and Manges LLP (“Weil”), as counsel to the Company, (2) Kirkland & Ellis LLP, as counsel to an ad hoc group of Consenting Term Lenders (“Kirkland”), and (3) Davis Polk & Wardwell LLP (“Davis Polk”), as counsel to the Administrative Agent, in which event (x) the transferee shall be deemed to be a Consenting Term Lender hereunder to the extent of such transferred Claims and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred Claims (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Each Consenting Term Lender agrees that any Transfer of any Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Consenting Term Lender shall have the right to enforce the voiding of such Transfer.

(ii) Notwithstanding anything to the contrary herein, (A) a Qualified Marketmaker2 that acquires any Claims subject to this Agreement held by a Consenting Term Lender with the purpose and intent of acting as a Qualified Marketmaker for such Claims, shall not be required to become a party to this Agreement as a Consenting Term Lender, if (x) such Qualified Marketmaker transfers such Claims (by purchase, sale, assignment, or other similar means) within the earlier of ten (10) business days of its acquisition and the plan voting deadline to a Permitted Transferee and the transfer otherwise is a Permitted Transfer and (y) such Consenting Term Lender shall be solely responsible for the Qualified Marketmaker’s failure to comply with this Section 3(b) and (B) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Claims that it acquires from a holder of Claims that is not a Consenting Term Lender to a transferee that is not a Consenting Term Lender at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

(iii) This Section 3(b) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Term Lender to Transfer any Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms.

[2]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, and/or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against, and/or equity interests in, the Company, including Term Loans, or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, and/or debt or equity securities).

(c) Additional Claims. This Agreement shall in no way be construed to preclude the Consenting Term Lenders from acquiring additional Claims; provided that, to the extent any Consenting Term Lender (i) acquires additional Claims, (ii) holds or acquires any other claims against the Company entitled to vote on the Plan or (iii) holds or acquires any equity interests in the Company entitled to vote on the Plan, then, in each case, each such Consenting Term Lender shall promptly notify Weil, Kirkland and Davis Polk, and each such Consenting Term Lender agrees that all such Claims shall be subject to this Agreement, and agrees that, for the duration of the Support Period and subject to the terms of this Agreement, it shall vote in favor of the Plan (or cause to be voted) any such additional Claims and/or equity interests entitled to vote on the Plan (to the extent still held by it on or on its behalf at the time of such vote), in a manner consistent with Section 3(a) hereof. For the avoidance of any doubt, any obligation to vote for the Plan or any other plan of reorganization shall be subject to sections 1125 and 1126 of the Bankruptcy Code.

(d) Preservation of Rights. Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Term Lender, nor the acceptance of the Plan by any Consenting Term Lender, shall: (i) be construed to limit consent and approval rights provided in this Agreement, the Term Sheet, and the Definitive Documentation; (ii) be construed to prohibit any Consenting Term Lender from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein; (iii) be construed to prohibit any Consenting Term Lender from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of (or could not reasonably be expected to) hindering, delaying, or preventing the consummation of the Restructuring Transactions; (iv) impair or waive the rights of any Consenting Term Lender to assert or raise any objection expressly permitted under this Agreement in connection with any hearing in the Bankruptcy Court, including, without limitation, any hearing on confirmation of the Plan; or (v) subject to Section 3(f), limit the ability of any Consenting Term Lender to assert any rights, claims, and/or defenses under the Credit Agreement, the Security Agreement (as defined in the Credit Agreement), and any related documents or agreements (including, without limitation, the right of any Consenting Term Lender to assert that any potential action of the Company or any Credit Party (as defined in the Credit Agreement) that is inconsistent with, or any potential omission of the Company or any Credit Party (as defined in the Credit Agreement) to take any action required, by the Credit Agreement and/or that a potential Default or Event of Default has occurred under the Credit Agreement).

(e) Negative Covenants. The Consenting Term Lenders agree that, for the duration of the Support Period, each Consenting Term Lender shall not take any action inconsistent with, or omit to take any action required by the Credit Agreement, except to the extent that any such action or inaction is expressly contemplated or permitted by this Agreement, the Plan, or any of the other Definitive Documents.

4. Agreements of the Company.

(a) Covenants. The Company agrees that, for the duration of the Support Period, the Company shall:

(i) (A) support and use commercially reasonable efforts to consummate and complete the Restructuring, the Restructuring Transactions, and all transactions contemplated under this Agreement (including, without limitation, those described in the Term Sheet and once filed, any Bidding Procedures Motion, and the Plan) including, without limitation, (1) take any and all reasonably necessary actions in furtherance of the Restructuring, the Restructuring Transactions, and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet and, once filed, any Bidding Procedures Motion and the Plan, (2) commence the Chapter 11 Cases on or before the Outside Commencement Date and complete and file, within the timeframes contemplated herein, the Plan, the Disclosure Statement, and the other Definitive Documents, and (3) use commercially reasonable efforts to obtain orders of the Bankruptcy Court approving any Bidding Procedures Motion, and the Disclosure Statement and confirming the Plan within the timeframes contemplated by this Agreement; (B) use commercially reasonable efforts to obtain any and all required regulatory approvals for the Restructuring Transactions embodied in the Definitive Documents, including the Plan; and (C) not take any action that is inconsistent with, or to alter, delay, impede, or interfere with, approval of any Bidding Procedures Order, or the Disclosure Statement, confirmation of the Plan, or consummation of the Plan and the Restructuring Transactions, in the case of each of clauses (A) through (C) to the extent consistent with, upon the advice of counsel, the fiduciary duties of the boards of directors of the Company;

(ii) not commence an avoidance action or other legal proceeding that challenges the validity, enforceability, or priority of the Term Loans or obligations under the Credit Agreement;

(iii) if the Company receives an unsolicited bona fide proposal or expression of interest in undertaking an Alternative Transaction that the boards of directors, members, or managers (as applicable) of the Company, determine in their good-faith judgment provides a higher or better economic recovery to the Company’s stakeholders than that set forth in this Agreement and such Alternative Transaction is from a proponent that the boards of directors, members, or managers (as applicable) of the Company has reasonably determined is capable of timely consummating such Alternative Transaction, the Company will within 48 hours of the receipt of such proposal or expression of interest, notify Kirkland and Davis Polk of the receipt thereof, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved;

(iv) provide draft copies of all material motions or applications and other documents (including all “first day” and “second day” motions and orders, any Bidding Procedures Motion, any Bidding Procedures Order, the Plan, the Disclosure Statement, the ballots and other solicitation materials in respect of the Plan, and the Confirmation Order) the Debtors intend to file with the Bankruptcy Court to Kirkland and to Davis Polk, if reasonably practical, at least three (3) business days prior to the date when the Company intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than any Bidding Procedures Motion, the Plan, the Disclosure Statement, the Confirmation Order or an adequate protection order) at least three (3) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(v) file such “first day” motions and pleadings reasonably determined by the Debtors, in form and substance reasonably acceptable to the Requisite Term Lenders, to be necessary, and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Debtors and the Requisite Term Lenders, from the Bankruptcy Court approving the relief requested in such “first day” motions;

(vi) subject to appropriate confidentiality arrangements, provide to the Consenting Term Lenders’ professionals, upon reasonable advance notice to the Company: (A) reasonable access (without any material disruption to the conduct of the Company’s business) during normal business hours to the Company’s books, records, and facilities; (B) reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’s finances and operations and participating in the planning process with respect to the Restructuring or Restructuring Transactions; (C) prompt access to any information provided to any existing or prospective financing sources (including lenders under any debtor-in-possession and/or exit financing); and (D) prompt and reasonable responses to all reasonable diligence requests;

(vii) use their commercially reasonable efforts to support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring;

(viii) promptly pay all prepetition and postpetition reasonable and documented fees and expenses of (x) Kirkland, FTI Consulting Inc. (“FTI”), and one firm acting as local counsel for the Requisite Term Lenders, if required, in each case in accordance with the terms of their respective engagement letters with the Company and (y) the Administrative Agent, Davis Polk, and one firm acting as local counsel for the Administrative Agent, if required, in each case, in accordance with the Credit Agreement and the Term Sheet;

(ix) not, nor encourage any other person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance, confirmation, or consummation of the Plan or implementation of the Restructuring;

(x) subject to applicable laws, use commercially reasonable efforts to, consistent with the pursuit and consummation of the Restructuring and the Restructuring Transactions, preserve intact in all material respects the current business operations of the Company (other than as consistent with applicable fiduciary duties), keep available the services of its current officers and material employees (in each case, other than voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties) and preserve in all material respects its relationships with customers, sales representatives, suppliers, distributors, and others, including the warehouse lenders, in each case, having material business dealings with the Company (other than terminations for cause or consistent with applicable fiduciary duties);

(xi) provide prompt written notice to the Requisite Term Lenders between the date hereof and the Effective Date of (A) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions, (B) receipt of any written notice from any governmental body in connection with this Agreement or the Restructuring Transactions, and (C) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company, threatened against the Company, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions; and

(xii) unless otherwise agreed by the Company and the applicable firm, on the date that is at least one (1) calendar day prior to the Commencement Date, pay to (A) Kirkland, (B) one firm acting as local counsel for the Requisite Term Lenders, if any, (C) FTI, (D) the Administrative Agent, (E) Davis Polk and (F) one firm acting as local counsel for the Administrative Agent, if any, in each case (x) all reasonable and documented fees and expenses accrued but unpaid as of such date, whether or not such fees and expenses are then due, outstanding, or otherwise payable in connection with this matter and (y) fund or replenish, as the case may be, any retainers reasonably requested by Kirkland or FTI, in each case in accordance with the terms of their respective engagement letters with the Company.

(b) Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

(c) Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not take any action inconsistent with, or omit to take any action required by the Credit Agreement, except to the extent that any such action or inaction is expressly contemplated or permitted by this Agreement, the Term Sheet, the Plan or any of the other Definitive Documents.

5. Termination of Agreement.

(a) This Agreement shall terminate upon the receipt of written notice to the other Parties, delivered in accordance with Section 19 hereof, from (x) the Requisite Term Lenders at any time after and during the continuance of any Lender Termination Event or (y) the Company at any time after and during the continuance of any Company Termination Event, as applicable.

(b) A “Lender Termination Event” shall mean any of the following:

(i) the breach by the Company of (a) any covenant contained in this Agreement or (b) any other obligations of the Company set forth in this Agreement, in each case, in any material respect and, in either respect, such breach remains uncured for a period of five (5) business days following the Company’s receipt of written notice pursuant to Sections 5(a) and 19 hereof (as applicable);

(ii) any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured for a period of five (5) business days following the Company’s receipt of notice pursuant to Sections 5(a) and 19 hereof (as applicable);

(iii) the Definitive Documents and any amendments, modifications, or supplements thereto filed by the Company include terms that are materially inconsistent with the Term Sheet and are not otherwise acceptable to the Requisite Term Lenders, and such event remains unremedied for a period of three (3) business days following the Company’s receipt of notice pursuant to Sections 5(a) and 19 hereto (as applicable);

(iv) a Definitive Document alters the treatment of the Term Lenders specified in the Term Sheet without complying with Section 9 hereof and the Requisite Term Lenders have not otherwise consented to such Definitive Document;

(v) solely in the context of a Reorganization Transaction, the failure of the Company to secure commitments to fund the Exit Working Capital Facility prior to the Confirmation Hearing on terms acceptable to the Company and to holders of at least 66 2/3% in aggregate principal amount outstanding of the Term Loans;

(vi) the Company, after delivery of an Election Notice (as defined below), fails to pursue consummation of the Elected Transaction or pursues consummation of a transaction other than the Elected Transaction;

(vii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within fifteen (15) calendar days after such issuance;

(viii) the Support Effective Date shall not have occurred on or before the Commencement Date;

(ix) the Commencement Date shall not have occurred on or before the Outside Commencement Date;

(x) the Debtors shall not have complied with Milestones set out in the Term Sheet;

(xi) the Bankruptcy Court enters an order that is not stayed (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Cases, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) denying confirmation of the Plan, the effect of which would render the Plan incapable of consummation on the terms set forth herein or (E) granting relief that is inconsistent with this Agreement or the Plan in any materially adverse respect to the Consenting Term Lenders, in each case;

(xii) the Confirmation Order is reversed or vacated by a Final Order;

(xiii) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xiv) if either (A) the Company (or any person or entity on behalf of the Company or its bankruptcy estate with proper standing) files a motion, application or adversary proceeding (or supports or fails to timely object to such a filing) (1) challenging the validity, enforceability, perfection or priority of, or seeking invalidation, avoidance, disallowance, recharacterization or subordination of, the obligations or Claims under the Credit Agreement or (2) challenging the seniority of the obligations or Claims under the Credit Agreement over any obligations or Claims under the Second Lien Notes Indenture or (B) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of the Term Lenders with respect to any of the foregoing causes of action or proceedings, including, but not limited to, invalidating, avoiding, disallowing, recharacterizing, subordinating, or limiting the enforceability of any of the obligations or Claims arising under or related to the Credit Agreement;

(xv) the terms and conditions of the debtor-in-possession financing (including, but not limited to, any Definitive Documents memorializing such facility) are not acceptable to the Requisite Term Lenders in all material respects;

(xvi) the debtor-in-possession financing contemplated by the Term Sheet is not approved by the Bankruptcy Court or terminated;

(xvii) the Company (unless the Company is acting at the direction or instruction or with the consent of the Requisite Term Lenders, including any of their respective employees, agents, or representatives) files or seeks approval of, or supports (or fails to timely object to) another party in filing or seeking approval of an Alternative Transaction;

(xviii) the commencement of an involuntary bankruptcy case against the Company under the Bankruptcy Code, if such involuntary case is not dismissed within sixty (60) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(xix) if the Company (A) withdraws the Plan, (B) publicly announces its intention not to support the Restructuring or the Plan, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document) or publicly announces its intent to pursue an Alternative Transaction;

(xx) the Bankruptcy Court enters an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Plan); or

(xxi) if the Company or any other Credit Party (as defined in the Credit Agreement) makes, or causes to be made, any payment of principal or interest on any indebtedness constituting Second Lien Notes.

(c) A “Company Termination Event” shall mean any of the following:

(i) the breach in any material respect by one or more of the Consenting Term Lenders, of any of the undertakings, representations, warranties, or covenants of the Consenting Term Lenders set forth herein in any material respect which remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to Sections 5(a) and 19 hereof (as applicable), but only if the non-breaching Consenting Term Lenders own less than 66 2/3% of the Claims;

(ii) the board of directors, members, or managers (as applicable) of the Company reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company shall provide notice of such determination to Kirkland and Davis Polk via email within one (1) business day after the date thereof;

(iii) the Company shall not have obtained votes accepting the Plan from holders of the Term Loans sufficient to satisfy the conditions for acceptance set forth in section 1126(c) of the Bankruptcy Code on or before the voting deadline set forth in the solicitation materials distributed in connection with the Plan;

(iv) the Support Effective Date shall not have occurred on or before the Commencement Date;

(v) if the Effective Date shall not have occurred on or before 125 days following the Commencement Date;

(vi) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and such ruling, judgment or order has not been not stayed, reversed or vacated within fifteen (15) calendar days after such issuance; or

(vii) solely in the context of a Reorganization Transaction, the failure of the Company to secure commitments to fund the Exit Working Capital Facility prior to the Confirmation Hearing on terms acceptable to the Company and to holders of at least 66 2/3% in aggregate principal amount outstanding of the Term Loans;

(d) Mutual Termination. This Agreement may be terminated by mutual agreement of the Company and the Requisite Term Lenders upon the receipt of written notice delivered in accordance with Section 19 hereof.

(e) Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of the Effective Date.

(f) Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5 (other than pursuant to Section 5(e)) if the Restructuring has not been consummated, and except as provided in Section 13 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Credit Agreement and any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any such termination of this Agreement, each vote or any consents given by any Consenting Term Lender prior to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement, in each case, without further confirmation or other action by such Consenting Term Lender. If this Agreement has been terminated as to any Consenting Term Lender in accordance with this Section 5 (other than pursuant to Section 5(e)) at a time when permission of the Bankruptcy Court shall be required for a Consenting Term Lender to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company shall support and not oppose any attempt by such Consenting Term Lender to change or withdraw (or cause to change or withdraw) such vote at such time, subject to all remedies available to the Company at law, equity, or otherwise, including those remedies set forth in Section 12 hereof. The Consenting Term Lender shall have no liability to the Company or to each other in respect of any termination of this Agreement in accordance with the terms of this Section 5 and Section 19 hereof.

(g) If the Restructuring has not been consummated prior to the date of termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

6. Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, implementation, and consummation of the Plan and the Restructuring, as well as the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims against or securities of the Company in favor of the Restructuring, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided that no Consenting Term Lender shall be required to incur any material cost, expense, or liability in connection therewith.

7. Representations and Warranties.

(a) Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or, with respect to a Consenting Term Lender that becomes a party hereto after the date hereof, as of the date such Consenting Term Lender becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b) Each Consenting Term Lender severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Term Lender becomes a party hereto), such Consenting Term Lender (i) is the beneficial owner of the aggregate principal amount of Term Loans set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting Term Lender that becomes a party hereto after the date hereof) and does not beneficially own any other Term Loans and/or (ii) has, with respect to the beneficial owners of such Term Loans, (A) sole investment or voting discretion with respect to such Term Loans, (B) full power and authority to vote on and consent to matters concerning such Term Loans or to exchange, assign and transfer such Term Loans and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

(c) Each Consenting Term Lender severally (and not jointly) makes the representations and warranties set forth in this Section 7, in each case, to the other Parties.

8. Disclosure; Publicity.

(a) Subject to the provisions set forth in Section 8(b) hereof, the Company shall disseminate publication on Form 8-K or a press release disclosing the existence of this Agreement and the terms hereof (including any schedules and exhibits thereto that are filed with the Bankruptcy Court on the Commencement Date) with such redactions as may be reasonably requested by Kirkland to maintain the confidentiality of the items identified in Section 8(b) hereof, except as otherwise required by law. In the event that the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any such Consenting Term Lender may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to the redactions called for by Section 8 hereof), and the Company hereby waives any claims against the Consenting Term Lenders arising as a result of such disclosure by a Consenting Term Lender in compliance with this Agreement.

(b) The Company shall submit drafts to Kirkland of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement, or any other matter relating to the Term Loans, at least one (1) business day prior to making any such disclosure, and any such press releases, public documents, and other SEC filings shall be reasonably acceptable in all material respects to the Requisite Term Lenders. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Term Lender, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Consenting Term Lender), other than advisors to the Company, the principal amount of the Term Loans held by the Consenting Term Lender, without such Consenting Term Lender’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall, to the extent permitted by law, afford the relevant Consenting Term Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Term Lender) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of the Term Loans held by all the Consenting Term Lenders collectively.

9. Amendments and Waivers; Term Lender Election.

(a) This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except with the written consent of the Company and the Requisite Term Lenders; provided, however, that any waiver, modification, amendment or supplement to this Section 9 shall require the written consent of all of the Parties; provided, further, that any modification, amendment or change to the definition of Requisite Term Lenders shall require the written consent of each Consenting Term Lender; provided, further, that any change, modification or amendment to this Agreement, the Term Sheet, or the Plan that treats or affects any Consenting Term Lender in a manner that is disproportionately adverse, on an economic or non-economic basis, to the manner in which any of the other Consenting Term Lenders are treated (after taking into account each of the Consenting Term Lender’s respective holdings and interests in the Company and the recoveries contemplated by the Term Sheet (as in effect on the date hereof)) shall require the written consent of such Consenting Term Lender; provided, further, that if any change, modification or amendment to this Agreement, the Term Sheet or the Plan does not materially, adversely affect the rights of a Consenting Term Lender, the consent of such Consenting Term Lender shall not be required. In the event that an adversely affected Consenting Term Lender (“Non-Consenting Term Lender”) does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Consenting Term Lender, but such waiver, change, modification or amendment receives the consent of Consenting Term Lenders owning at least 66 2/3% of the aggregate outstanding principal amount of the Term Loans, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Term Lender, but this Agreement shall continue in full force and effect in respect to all other Consenting Term Lenders who have so consented, in a way consistent with (or otherwise reasonably acceptable to the Requisite Term Lenders) this Agreement and the Term Sheet as waived, changed, modified, or amended, as applicable.

(b) Unless extended by the Company, within five (5) business days following the earlier of (a) the conclusion of the Company’s post-Commencement Date marketing and sale process and (b) 95 days after the Commencement Date (the earliest such date, the “Election Date”), holders of at least 662/3% in aggregate principal amount outstanding of the Term Loans (the “Electing Term Lenders”) shall deliver a notice (the “Election

Notice”) to the Company stating that the Electing Term Lenders wish to consummate a transaction (the “Elected Transaction”), being a: (i) Reorganization Transaction, or (ii) Master Servicing Transaction (as part of a Reorganization Transaction), or (iii) Sale Transaction, and, if applicable, (iv) in connection and together with an election of (i), (ii), or (iii), any Asset Sale Transaction(s); provided that inclusion of any such Asset Sale Transaction(s) is not incompatible with the successful consummation of the elected transaction in (i), (ii), or (iii).

10. Effectiveness.

This Agreement shall become effective and binding on the Parties on the Support Effective Date, and not before such date; provided that signature pages executed by Consenting Term Lenders shall be delivered to (a) the other Consenting Term Lenders in a redacted form that removes such Consenting Term Lenders’ holdings of the Term Loans or any other Claims against or interests in the Company and any schedules to such Consenting Term Lenders’ holdings (if applicable) and (b) the Company, Weil and Kirkland in an unredacted form (and to be kept confidential by the Company, Weil and Kirkland).

11. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

(b) Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the State of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12. Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

13. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13, and Sections 4(b), 5(d)5(f), 8, 10, 11, 12, 14, 15, 16, 17, 18, 19, and 20 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14. Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Term Loans or claims arising under the Term Loans other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties (and their respective successors, permitted assigns, heirs, executors, administrators and representatives) and no other Person shall be a third-party beneficiary hereof.

17. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Term Lender shall continue in full force and effect.

18. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile or by electronic mail in portable document format (pdf), which shall be deemed to be an original for the purposes of this paragraph.

19. Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(1)	If to the Company or Debtors, to:

Ditech Holding Corporation

3000 Bayport Drive, Suite 985

Tampa, FL 33607

Attn: John Haas, General Counsel, Chief Legal Officer and Secretary

Email: JHaas@ditech.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Ray C. Schrock, P.C.

Email: Ray.Schrock@weil.com

Attn: Sunny Singh, Esq.

Email: Sunny.Singh@weil.com

Attn: Alexander Welch, Esq.

Email: Alexander.Welch@weil.com

(2)

If to a Consenting Term Lender, or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Term Lender’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Il 606545

Attn: Patrick J Nash Jr., P.C.

Email: Patrick.Nash@kirkland.com

Attn: John Luze

Email: John.Luze@kirkland.com

(3)	If to the Administrative Agent:

Credit Suisse AG

11 Madison Avenue,

New York, NY 10010

Attn: Megan Kane

Email: Megan.Kane@credit-suisse.com

Attn: Peter Winstanley

Email: Peter.Winstanley@credit-suisse.com

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Brian M. Resnick

Email: Brian.Resnick@davispolk.com

Attn: Michelle McGreal

Email: Michelle.Mcgreal@davispolk.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

20. Reservation of Rights; No Admission.

(a) Nothing contained herein shall: (i) limit (A) the ability of any Party to consult with other Parties or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder, or under the terms of the Plan; (ii) limit the ability of any Consenting Term Lender to sell or enter into any transactions in connection with the Second Lien Notes owned or controlled by such Consenting Term Lender, or any other claims against or interests in the Company, subject to the terms of Section 3(b) hereof; (iii) limit the rights of any Consenting Term Lender under the Credit Agreement or any agreements executed in connection with the Credit Agreement; or (iv) constitute a waiver or amendment of any provision of the Credit Agreement or any agreements executed in connection with the Credit Agreement.

(b) Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement, the Term Sheet and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

21. Relationship Among Consenting Term Lenders.

It is understood and agreed that no Consenting Term Lender has any duty of trust or confidence in any kind or form with any other Consenting Term Lender, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Term Lender may trade in the Second Lien Notes or other debt of the Company without the consent of the Company or any other Consenting Term Lender, subject to applicable securities laws, the terms of this Agreement, and any confidentiality agreement entered into with the Company; provided that no Consenting Term Lender shall have any responsibility for any such trading to any other person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Term Lender shall in any way affect or negate this understanding and agreement.

22. No Solicitation; Representation by Counsel; Adequate Information.

(a) This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases by the Term Lenders or a solicitation to tender or exchange any of the Term Loans. The acceptances of the Consenting Term Lenders with respect to the Plan will not be solicited until such Consenting Term Lender has received the Disclosure Statement and related ballots and solicitation materials, each as approved or ratified by the Bankruptcy Court.

(b) Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c) Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Term Lender acknowledges, agrees and represents to the other Parties that it (i) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act or a non-US person participating in the offering outside the United States in reliance on Regulation S under the Securities Act, (ii) is an accredited investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), (iii) understands that the securities to be acquired by it (if any) pursuant to the Restructuring have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Term Lender’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available and (iv) has such knowledge and experience in financial and business matters that such Consenting Term Lender is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to Restructuring and understands and is able to bear any economic risks with such investment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Dated: February 8, 2019

DF INSURANCE AGENCY LLC

DITECH FINANCIAL LLC

DITECH HOLDING CORPORATION

GREEN TREE INSURANCE AGENCY OF NEVADA, INC.

By:	/s/ Joanna Colaneri
Name: Joanna Colaneri
Title: Senior Vice President and Treasurer

SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Dated: February 8, 2019

GREEN TREE CREDIT LLC

GREEN TREE CREDIT SOLUTIONS LLC

GREEN TREE INVESTMENT HOLDINGS III LLC

GREEN TREE SERVICING CORP.

WALTER MANAGEMENT HOLDING COMPANY LLC

WALTER REVERSE ACQUISITION LLC

By:	/s/ Laura Reichel
Name: Laura Reichel
Title: President

SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Dated: February 8, 2019

MARIX SERVICING LLC

By:	/s/ Clinton Hodder
Name: Clinton Hodder
Title: President

SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Dated: February 8, 2019

MORTGAGE ASSET SYSTEMS, LLC

REO MANAGEMENT SOLUTIONS, LLC

REVERSE MORTGAGE SOLUTIONS, INC.

By:	/s/ Jeanetta Brown
Name: Jeanetta Brown
Title: Vice President

SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

CONSENTING TERM LENDERS [LENDER]

By:

Name:

Title:

EXHIBIT A

RESTRUCTURING TERM SHEET

EXECUTION VERSION

DITECH HOLDING CORPORATION

RESTRUCTURING TERM SHEET

This Term Sheet is attached as Exhibit A to the restructuring support agreement dated February 8, 2019 (as amended and restated), by and among holders (the “Consenting Term Lenders”) of outstanding Term Loans (as defined in the Credit Agreement (defined below)) and Ditech Holding Corporation (the “RSA”). Capitalized terms used in this Term Sheet not defined shall have the meaning ascribed to them in Annex A.

This Term Sheet is not an offer or a solicitation with respect to any securities of the Company, nor is it a solicitation of acceptances of a plan of reorganization as contemplated by sections 1125 and/or 1126 of the Bankruptcy Code. Any such offer or solicitation shall comply with all applicable securities laws and/or provisions of the Bankruptcy Code.

This Term Sheet is a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet is protected by rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions.

This Term Sheet is for discussion purposes only and does not purport to summarize all of the terms, conditions, representations, warranties, and other provisions with respect to the transactions described herein, which transactions will be subject to the completion of definitive documents incorporating the terms set forth herein and the closing of any transaction shall be subject to the terms and conditions set forth in such definitive documents. No binding obligations will be created by this Term Sheet unless and until binding definitive documents are executed and delivered by all applicable parties.

Introduction
Overview	This Term Sheet summarizes the terms of a restructuring (the “Restructuring”) of the Company to be effectuated pursuant to the Plan.

The Company	Ditech Holding Corporation (“Ditech”) and its subsidiaries that will be debtors and debtors in possession (the “Debtors” or collectively, the “Company”).

Claims and Interests to be Restructured	First Lien Senior Secured Term Loan Claims: Claims on account of term loans (“Term Loan Claims”) under that certain Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (and as amended by that certain Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of March 29, 2018) (the “Credit Agreement”), among Ditech, the lenders party thereto (each, a “Term Lender”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent for the Term Lenders (the “Administrative Agent”). Term Loan Claims shall be allowed in the outstanding principal amount of $961,355,635.34, plus any amounts owing on account of call protections contained in the Credit Agreement, plus all accrued interest, costs, fees, and expenses under the Credit Agreement.

Introduction

Second Lien Notes Claims: Claims on account of the 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 (the “Second Lien Notes”), issued by Ditech pursuant to the Indenture dated as of the Effective Date (as amended, restated, supplemented or otherwise modified from time to time), under which the Second Lien Notes were issued, among Ditech, as issuer, certain of the subsidiary guarantors party thereto, as guarantors, and Wilmington Savings Fund Society, FSB, as trustee and collateral agent (the “Second Lien Notes Trustee”).

General Unsecured Claims: Consisting of any Claim against the Company (other than any Intercompany Claims or Go-Forward Trade Claims (as defined below)) as of the Commencement Date that is neither secured by collateral nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court including any deficiency claim under section 506(a) of the Bankruptcy Code (collectively, the “General Unsecured Claims”).

Go-Forward Trade Claims: Consisting of any Claim against the Company (other than any Intercompany Claims or General Unsecured Claims) as of the Commencement Date that is neither secured by collateral nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court identified by the Company (with the consent of the Requisite Term Lenders) as being integral to and necessary for the ongoing operations of New Ditech (the “Go-Forward Trade Claims”).

Existing Equity Interests: Consisting of any common stock, preferred stock, warrants, or other ownership interest of or in Ditech pursuant to the Ditech Certificate of Incorporation or otherwise that are issued and outstanding as of the Commencement Date (the “Existing Equity Interests”).

Transaction Overview
Implementation	The Company will commence the Chapter 11 Cases and implement the Restructuring pursuant to the Plan as provided in the RSA. The transactions in this Term Sheet may be effectuated pursuant to the Plan as (a) a standalone reorganization and/or credit bid of Allowed Term Loan Claims by the Term Lenders; or (b) a sale to a third party.

DIP Financing	The Company will execute certain new refinancing agreements to be entered into by Ditech Financial LLC and Reverse Mortgage Solutions Inc., as borrowers (the “DIP Warehouse Facility”), which shall provide for the refinancing of existing warehouse, repurchase, and advance facilities of Ditech Financial LLC and Reverse Mortgage Solutions Inc., including the Existing Warehouse and Repurchase Facilities; provided that, the terms and conditions of the DIP Warehouse Facility (including, but not limited to, any Definitive Documents memorializing the DIP Warehouse Facility) shall be acceptable to the Requisite Term Lenders in all material respects; provided further, that, exit financing refinancing the DIP Warehouse Facility shall be raised following the Commencement Date but prior to the Effective Date (if necessary).

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Introduction

Exit Working Capital Facility

On the Effective Date, the Company, subject to the consent of the Requisite Term Lenders, shall enter into a new-money revolver or delayed-draw term loan facility in an amount equal to $150 million (the “Exit Working Capital Facility”), or such lesser amount as is acceptable to the Company and the Requisite Term Lenders; provided, that, $30 million of the Exit Working Capital Facility may be reserved for a letter of credit sub-facility or synthetic letter of credit sub-facility (or shall have a reserve for any separately incurred letter of credit facility not to exceed $30 million). The terms of the Exit Working Capital Facility shall be otherwise in form and substance acceptable to the Requisite Term Lenders and the Company; provided, that, the Exit Working Capital Facility shall be co-terminus with the Amended and Restated Term Loan Facility.

The Exit Working Capital Facility will be funded by: (i) some or all of the Term Lenders providing a revolving credit facility or similar financing, subject to ongoing diligence and acceptable documentation; (ii) third party senior financing; (iii) asset sales, or (iv) some combination of the foregoing (i), (ii) and (iii), each of (i)-(iv) on customary terms and otherwise acceptable to the Company and Requisite Term Lenders; provided that with respect to any third party senior financing, the Consenting Term Lenders shall have the option to fund any such financing on substantially the same terms in place of any third party financing source.

Use of Cash Collateral

The Company will be authorized to use cash collateral (as defined in section 363(a) of the Bankruptcy Code) of the Term Lenders with the consent of the Administrative Agent, acting at the direction of the Requisite Term Lenders, subject to the following terms and conditions and such other terms and conditions that are mutually acceptable to the Company and the Requisite Term Lenders; provided that notwithstanding anything to the contrary herein, the following shall be subject in all respects to the terms of the orders approving the DIP Warehouse Facility:

•  Adequate Protection Lien. The Administrative Agent (on behalf of itself and the Term Lenders) shall receive a replacement security interest in and lien on (the “Term Loan AP Liens”) all assets and property of the Debtors, whether arising prepetition or postpetition of any nature whatsoever, which liens and security interests shall be subordinate only to (i) Permitted Liens (as defined in the Credit Agreement) to the extent any such Permitted Liens are senior in priority under applicable non-bankruptcy law to the liens securing the Obligations under the Credit Agreement and (ii) the liens granted under the DIP Warehouse Facility (the “DIP Liens”) and (iii) a customary professional fee “carve-out” in an amount to be agreed upon by the Company and the Requisite Term Lenders (the “Carve Out”). The Term Loan AP Liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtor’s estate under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise, except as expressly provided in the Financing Orders.

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Introduction

•  507(b) Claim. The Administrative Agent (on behalf of itself and the Term Lenders) shall receive an administrative expense claim pursuant to Bankruptcy Code section 507(b) with priority over all other administrative expenses, subject to the Carve Out and adequate protection granted on account of the DIP Warehouse Facility.

•  Adequate Protection Payments. The Debtors’ prompt payment of, whether incurred prior to or following the Commencement Date, all reasonable fees and expenses of the Administrative Agent (in accordance with the Credit Agreement), including but not limited to Kirkland and FTI, as provided herein; provided, that, subject to the terms of the Intercreditor Agreement, the right of any party in interest (other than, so long as the RSA is in effect, the Company) to file a complaint with the Bankruptcy Court to recharacterize any such payments as payments against principal on the ground that the Allowed Term Loans are under-collateralized is reserved, subject to the rights of the Administrative Agent and Term Lenders to oppose such complaint and raise any and all defenses thereto.

•  Financial Reporting. Until the Effective Date, the Debtors shall continue to provide the Administrative Agent, Kirkland, and FTI with financial and other reporting in compliance with the Prepetition Documents and any reporting described in the Financing Orders, including monthly financial reporting in form and substance reasonably acceptable to the Requisite Term Lenders.

The Company will be authorized to use any collateral, including cash collateral (as defined in section 363(a) of the Bankruptcy Code), of the holders of Second Lien Notes, and the Second Lien Notes Trustee (on behalf of itself and the holders of Second Lien Notes) shall receive a replacement security interest in and lien on all assets and property of the Debtors, whether arising prepetition or postpetition of any nature whatsoever, which liens and security interests shall be subordinate to (i) the DIP Liens; (ii) the Term Lenders AP Liens; (iii) the prepetition liens of the Term Lenders; (iv) permitted liens under the indenture governing the Second Lien Notes to the extent any such liens are senior in priority under applicable non-bankruptcy law to the liens securing the Second Lien Notes and (v) the Carve Out. The second lien adequate protection liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtor’s estate under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise, except as expressly provided in the Financing Orders. Neither the Second Lien Notes Trustee nor holders of Second Lien Notes shall receive any other form of adequate protection.

Amended and Restated Credit Facility Agreement	On the Effective Date, New Ditech and the Term Lenders will enter into or shall be deemed to have entered into, pursuant to the Plan, the Third Amended and Restated Credit Facility Agreement, included as an exhibit to the Plan Supplement in form and substance consistent with this Term Sheet and otherwise acceptable to the Requisite Term Lenders and the Company (the “Amended and Restated Credit Facility Agreement”).

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Introduction

The Amended and Restated Credit Facility Agreement shall provide for new term loans (the “New Term Loans”), which New Term Loans shall provide for the following material terms:

•  Principal Amount: $400,000,000

•  Maturity Date: 5 Years post-Effective Date.

•  Interest Rate: LIBOR + 6.0% cash interest per annum, plus 2.0% PIK interest per annum.

•  Amortization:

•  2019: None

•  2020: [TBD]

•  2021: [TBD]

•  Call Protection: callable at 103%, 102%, 101% for the first, second, and third years, respectively, following the Effective Date.

•  Covenants: no less favorable to the Term Lenders than as provided for in the Credit Agreement or as otherwise acceptable to the Requisite Term Lenders and Company, and to include the following:

•  Minimum Tangible Net Worth: [TBD]

•  Asset Coverage Tests: [TBD]

•  Monthly MSR Detailed Information: [TBD]

•  All covenant levels and thresholds to be otherwise acceptable to the Requisite Term Lenders and the Company.

•  Cash Sweep: [TBD]

•  Closing Conditions: customary closing conditions (including, but not limited to, customary legal opinions from borrower’s counsel (including local counsel)) and otherwise as acceptable to the Requisite Term Lenders and the Company.

The Amended and Restated Credit Facility Agreement shall provide for other financial covenants, other covenants, representations, warranties, and Events of Default (taken as a whole) no less favorable to the Term Lenders than as provided for in the Credit Agreement or as otherwise acceptable to the Requisite Term Lenders and Company.

New Common Stock	On the Effective Date, New Ditech will issue new common stock of the Company (the “New Common Stock”), and which will be in a form and manner acceptable to the Requisite Term Lenders.

No Substantive Consolidation	The Plan will be implemented without any substantive consolidation.

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Introduction
Marketing Process

“Reorganization Transaction” means, collectively, (a) the issuance of the New Common Stock; (b) the entry into the New Term Loans; (c) the entry into the Exit Working Capital Facility; (d) the execution of any new organizational documents; (e) the vesting of the Company’s assets in New Ditech pursuant to the Plan; (f) the consummation of any transactions with respect to the foregoing, as determined by the Requisite Term Lenders in their reasonable discretion in accordance with the RSA; and (g) if applicable and only if the terms there of are acceptable to the Requisite Term Lenders, a Master Servicing Transaction.

“Master Servicing Transaction” means, as part of a Reorganization Transaction to the extent the terms thereof are acceptable to the Requisite Term Lenders, entry by the Company into an agreement or agreements with an approved subservicer or subservicers (the “New Subservicer”) whereby, following the Effective Date, all or substantially all of the Company’s mortgage servicing rights are subserviced by the New Subservicer. The Debtors shall conduct request for proposal process for the Master Servicing Transaction in accordance with the Bid Procedures.

“Sale Transaction” means the sale of substantially all of the Company’s assets, as contemplated by one or more Successful Bids, in each case, as provided in the RSA.

“Successful Bid” means one or more bids to purchase all or substantially all of the Company’s assets that the Company determines, in an exercise of its business judgment: (a) provides sufficient cash consideration to satisfy the following Claims in full in cash in accordance with the priorities set forth in the plan: (i) Allowed Other Secured Claims (except to the extent the applicable purchase agreement provides for a different method of rendering such Claims unimpaired); (ii) Allowed Administrative Claims; (iii) Allowed Professional Fee Claims; (iv) Allowed Priority Tax Claims (unless paid in another manner permitted by section 1129(a)(9)(c) of the Bankruptcy Code); (v) Allowed Other Priority Claims; (vi) pays in full in cash the prepetition warehouse facilities and the DIP Warehouse Facility Claims; and (vii) Allowed Term Loan Claims (or such lesser amount as is acceptable to the Requisite Term Lenders in their sole and absolute discretion); (b) provides consideration that the Company and the Requisite Term Lenders determine is sufficient to pay or reserve for payments pursuant to and in accordance with the Plan, including consideration sufficient to wind down the estates following the closing of the Sale Transaction; and (c) includes such other terms and conditions as the Company and the Requisite Term Lenders may reasonably require.

“Asset Sale Transaction” means the sale of a portion of the Company’s assets other than a Sale Transaction consummated on or as soon as is reasonably practicable after the Effective Date; provided such sale shall only be conducted with the consent of the Requisite Term Lenders. Net proceeds of any Asset Sale Transaction shall be “Asset Sale Proceeds.”

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Introduction

Following the Commencement Date, the Company shall oversee and manage the sale process and solicit bids for a potential Sale Transaction, Master Servicing Transaction, and if applicable, an Asset Sale Transaction, in good-faith consultation with the Requisite Term Lenders. The sale and plan solicitation process shall generally be conducted in accordance with the procedures and timeline set forth on in the Bidding Procedures and the order approving the Disclosure Statement, subject to approval of the Bankruptcy Court. The Requisite Term Lenders and their advisors shall have the right to review all information, diligence, and materials provided by the investment banker retained by the Company to any bidder or prospective bidder with respect to the sale and to consult with such investment banker with respect to any potential Sale Transaction, Asset Sale Transaction, or Master Servicing Transaction. The Company and the advisors for the Requisite Term Lenders shall consult in good faith regarding the sale process, including any diligence and other information requested by the Requisite Term Lenders and their advisors with respect thereto.

The Company shall solicit bids on any and all bases, including soliciting bids that do not pay Allowed Term Loans in full. The Company shall only consummate the Sale Transaction on the Effective Date, if the Company receives a bid with respect to a possible Sale Transaction that would satisfy all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Term Loan Claims (or such lesser amount as is acceptable to the Requisite Term Lenders in their sole and absolute discretion) in full in Cash and would satisfy the DIP Warehouse Facility in full in Cash.

Milestones

The Consenting Term Lenders’ support for the Restructuring shall be subject to the timely satisfaction of the following milestones (the “Milestones”), which may be extended with the prior written consent of the Requisite Term Lenders:

•  File the Plan, Disclosure Statement, and a motion seeking Bankruptcy Court approval of the Bidding Procedures: not later than 15 days after the Commencement Date;

•  Entry of Orders approving the Disclosure Statement and Bidding Procedures: not later than 50 days after the Commencement Date;

•  Deadline to commence the Auction: not later than 95 days after the Commencement Date;

•  Deadline to commence the Confirmation Hearing: not later than 115 days after the Commencement Date; and

•  Deadline for Effective Date under the Plan to Occur; not later than 125 days from the Commencement Date.

Treatment of Claims and Interests
Class	Treatment
DIP Warehouse Facility Claims	Unimpaired; Non-Voting. The DIP Warehouse Facility Claim shall be paid in full in Cash on the Effective Date.

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Introduction

Other Priority Claims, Priority Tax Claims, Other Secured Claims	Unimpaired; Non-Voting. All Priority Tax Claims, other priority Claims, and other secured Claims, other than those Claims otherwise referenced herein, will be unimpaired under the Plan and/or paid in full in the ordinary course of business.

Term Loan Claims

Impaired; Voting. Term Loan Claims shall be allowed in the outstanding principal amount of $961,355,635.34, plus all accrued interest, costs, fees, and expenses under the Credit Agreement.

a)  If the Company consummates the Reorganization Transaction, including a Master Servicing Transaction (if applicable), on the Effective Date, the holders of Term Loan Claims will receive their pro rata share of (i) New Term Loans under the Amended and Restated Credit Facility Agreement; (ii) 100% of the New Common Stock; provided that the New Common Stock will be subject to dilution by the Management Incentive Plan, and (iii) if applicable, Asset Sale Proceeds; or

b)  If the Company consummates the Sale Transaction, on the Effective Date, the holders of Term Loan Claims will receive their pro rata share of Cash in an amount equal to all Allowed Term Loan Claims, and if applicable, Asset Sale Proceeds.

Second Lien Notes Claims

Impaired; Non-Voting.

a)  If the Company consummates the Reorganization Transaction, including a Master Servicing Transaction (if applicable), the holders of such Claims will not receive any distribution; or

b)  If the Company consummates the Sale Transaction, on the Effective Date the holders of Second Lien Notes will receive their pro rata share of Cash in an amount equal to the Cash proceeds as such holders are entitled to under applicable nonbankruptcy law (subject to the Intercreditor Agreement) after the Term Loan Claims are paid in full in Cash, plus the payment in full in Cash of other accrued administrative and priority costs.

General Unsecured Creditors	Impaired; Non-Voting. Holders of all General Unsecured Claims shall not be entitled to any recovery under the Plan; provided, that, in a Sale Transaction, holders of General Unsecured Claims will receive their pro rata share of Cash in an amount equal to the Cash proceeds as such holders are entitled to receive after the Term Loan Claims and Second Lien Notes Claims are paid in full in Cash, plus the payment in full in Cash of other accrued administrative and priority costs.

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Introduction
Go-Forward Trade Claims

Impaired; Non-Voting.

a)  If the Company consummates the Reorganization Transaction, including a Master Servicing Transaction (if applicable), holders of all Go-Forward Trade Claims shall receive a distribution in Cash in an amount equaling not less than [•]% of their Claim, subject to an aggregate cap of $[•], after which any further payments on account of Go-Forward Trade Claims will be subject to the consent of the Requisite Term Lenders; or

b)  If the Company consummates the Sale Transaction, holders of Go-Forward Trade Claims shall receive the same treatment as General Unsecured Creditors.

Intercompany Claims	Impaired or Unimpaired; Non-Voting. Intercompany Claims shall be canceled, reinstated, or receive such other treatment that is acceptable to the Company and the Requisite Term Lenders in their respective reasonable discretion.

Intercompany Interests	Impaired or Unimpaired; Non-Voting. Intercompany Interests shall be canceled, reinstated, or receive such other treatment that is acceptable to the Company and the Requisite Term Lenders in their respective reasonable discretion.

Subordinated Security Claims	Impaired; Deemed to Reject. Any Claim or Interest subject to subordination pursuant to section 510 of the Bankruptcy Code shall be cancelled and deemed to reject the Plan, and the holders of any such Claims or Interests will not receive any recovery with respect thereto under the Plan.

Existing Equity Interests	Impaired; Deemed to Reject. Holders of Existing Equity Interests issued and outstanding as of the Effective Date will not receive any recovery on account of their Existing Equity Interests under the Plan and such Existing Equity Interests shall be cancelled and deemed to reject the Plan.

Other Key Terms
Term	Description
Management Incentive Plan	Following the Effective Date, New Ditech will enter into a post-Restructuring management incentive plan (“Management Incentive Plan”), under which up to 10% of the New Common Stock (after taking into account the shares to be issued under the Management Incentive Plan) will be reserved for issuance as awards under the Management Incentive Plan. If the Company pursues a Reorganization Transaction, the Company shall file a term sheet with proposed terms of the Management Incentive Plan, including initial allocations, no later than the Plan Supplement filing date.

Private Company	New Ditech will be privately held and shall not be subject to any United States Securities and Exchange Commission reporting obligations.

Government Entities Contracts	All contracts with government entities such as Ginnie Mae, FNMA, and FHLMC will be assumed or honored as part of the Company’s first day relief.

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Introduction
Intercreditor Agreement	The Intercreditor Agreement shall remain in full force and effect and shall be fully enforceable according to its terms.

Credit Bidding	Upon the direction of the Term Lenders, the Administrative Agent or its designee shall have the right to credit bid all or any portion of the Term Loan Claims in accordance with section 363(k) of the Bankruptcy Code in connection with any transaction, including a Sale Transaction or the Reorganization Transaction, if structured as a sale transaction.

Executory Contracts	Unless the Company is pursuing a Sale Transaction, subject to the prior written consent of the Requisite Term Lenders, all executory contracts and unexpired leases, other than those expressly identified by the Company for assumption, will be deemed rejected.

Employee Compensation and Benefit Plans	To be discussed.

Board of Directors of New Ditech

Upon the Effective Date, the Board of New Ditech will consist of five (5) members, four (4) of whom shall be nominated by the Requisite Term Lenders and one (1) of whom shall be the chief executive officer of New Ditech, Thomas F. Marano.

Corporate governance for New Ditech, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall be consistent with this Term Sheet and section 1123(a)(6) of the Bankruptcy Code (as applicable) and documentation therefor shall be otherwise acceptable to the Requisite Term Lenders.

Charter; Bylaws	The charter, bylaws, limited liability company agreements and other organizational documents of New Ditech and each of its subsidiaries will be amended or amended and restated by New Ditech consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable, and otherwise in accordance with the Plan, and the RSA.

Cancellation of Notes, Interest, Instruments, Certificates and other Documents	Except as provided herein and in connection with the Credit Agreement, on the Effective Date, all notes, instruments, certificates evidencing debt to, or Interests in, the Company, including, without limitation, the Second Lien Notes and Existing Equity Interests, will be cancelled and obligations of the Company thereunder will be discharged. In addition, on the Effective Date, any registration rights or similar agreements with respect to Existing Equity Interests will also be cancelled and any obligations of the Company thereunder will be discharged.

Vesting of Assets	On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets of the Company’s Estate will vest in New Ditech free and clear of all claims, liens, encumbrances, charges and other interests, except as otherwise provided in the Plan.

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Introduction
Compromise and Settlement	The Plan will contain provisions for the compromise and settlement of Claims stating that, except as provided herein, the allowance, classification and treatment of Allowed Claims and Interests and their respective distributions take into account and conform to the relative priority and rights of such Claims and Interests in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise.

Released Parties	“Released Parties” means, collectively: (a) the Consenting Term Lenders; (b) the Administrative Agent; (c) such other entities as agreed between the Company and the Requisite Term Lenders; and (d) with respect to each of the Company, New Ditech, and each of the foregoing entities in clauses (a) through (c), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

Releases

To the extent the Restructuring is consummated, the Plan will provide for releases with language substantially to the effect of the following:

Releases by the Company: As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Company and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the confirmation order for the Plan, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by the Company, New Ditech, and Estate and all affiliates or subsidiaries managed or controlled thereby, from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Company, or New Ditech (as the case may be), or the Estate, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company, or New Ditech (as the case may be), or the Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or interest or other person, based on or relating to, or in any manner arising prior to the Effective Date from, in whole or in part, the Company, the chapter 11 cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any Claim or interest that is treated in the Plan, the business or contractual arrangements between any of the Company and any Released Party, the Restructuring, the restructuring of any Claim or interest before or during the Chapter 11 Cases, the Disclosure Statement, the RSA, and the Plan

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Introduction

and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than claims or causes of action arising out of or related to any act or omission of a Released Party that constitutes fraud or willful misconduct, as determined by a Final Order.

Releases by holders of Impaired Claims: As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date or (ii) as otherwise expressly provided in the Plan or in confirmation order for the Plan, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever, released, and discharged by

(1) the holders of Impaired Claims who voted to accept the Plan;

(2) the parties to the RSA, in accordance with and subject to the terms of the RSA; and

(3) with respect to any entity in the foregoing clauses (1) and (2), such Entity’s (a) predecessors, successors and assigns, (b) any subsidiaries, affiliates, managed accounts or funds, managed or controlled by such entity and (c) all persons entitled to assert claims through or on behalf of such entities with respect to the matters for which the releasing entities are providing releases, in each case, from any and all Claims, interests or Causes of Action whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on, relating to, or arising prior to the Effective Date from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or New Ditech, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan (including the Plan Supplement), the RSA, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided that nothing in this the Plan shall be construed to release the Released Parties from willful misconduct or intentional fraud as determined by a Final Order.

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Introduction
Injunction

The Plan will provide for an injunction solely with respect to any Claim or Interest extinguished, discharged, or released pursuant to the Plan, with language substantially to the effect of the following:

(a) Upon entry of the confirmation order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan in relation to any Claim extinguished, discharged, or released pursuant to the Plan.

(b) Except as expressly provided in the Plan, the confirmation order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold, or may hold Claims against or Interests in the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or Allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

(c) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest extinguished, discharged, or released pursuant to the Plan will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in the Plan.

(d) The injunctions in the Plan shall extend to any successors of the Debtors and New Ditech and their respective property and interests in property.

Exculpation	The Plan will provide that “Exculpated Parties” will have the same meaning as Released Parties.

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Introduction

The Plan will contain exculpation provisions with language substantially to the effect of the following:

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company; the negotiation and pursuit of the Disclosure Statement, the RSA, the Restructuring Transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding or consummation of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for fraud or willful misconduct, as determined by a Final Order. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

Tax Treatment	The Restructuring contemplated by this Term Sheet shall be structured, with the reasonable consent of the RSA Parties, (1) to preserve favorable tax attributes of the Company to the extent practicable and (2) in a tax efficient manner for the Consenting Term Lenders and the Company.

Conditions to Effectiveness

The Plan will be subject to usual and customary conditions to confirmation and effectiveness (as applicable), as well as such other conditions that are reasonably satisfactory to the Company and the Requisite Term Lenders including the following:

1.  the Definitive Documents will contain terms and conditions consistent in all respects with this Term Sheet and the RSA and will otherwise be satisfactory or reasonably satisfactory in form and substance to the Requisite Term Lenders and the Company to the extent set forth in the RSA or this Term Sheet;

2.  the Bankruptcy Court will have entered the confirmation order for the Plan, and such confirmation order will not have been reversed, stayed or modified;

3.  the RSA will not have been terminated, and will be in full force and effect;

4.  all Restructuring Expenses will have been paid in full in Cash;

5.  the conditions to closing of the Amended and Rested Credit Facility Agreement and Exit Working Capital Facility shall have been satisfied; and

6.  all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Term Sheet will have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods will have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

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Introduction
The conditions to effectiveness may be waived in writing by the Company together with the Requisite Term Lenders.

Securities Exemptions	The issuance and distribution under the Plan of the New Common Stock, if applicable, to the Term Lenders will be exempt from registration under the Securities Act or other applicable securities laws without further act or action by any Person pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions.

Fees and Expenses	The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Commencement Date) of Kirkland & Ellis LLP and FTI Consulting, in connection with the subject matter of this Term Sheet and the Restructuring pursuant to the economic terms of their respective engagement letters. The Company will also pay the fees and expenses of the Administrative Agent (including its counsel) in the manner set forth in, and to the extent required by, the Credit Agreement.

Retention of Jurisdiction	The Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (a) resolution of claims, (b) allowance of compensation and expenses for pre-Effective Date services, (c) resolution of motions, adversary proceedings or other contested matters, (d) entering such orders as necessary to implement or consummate the Plan and any related documents or agreements and (e) other purposes.

Resolution of Disputed Claims	The Plan will provide customary procedures for the resolution of disputed Claims, including the ability (but not requirement) to establish a claims bar date pursuant to an order of the Bankruptcy Court. Once resolved, the claimants will receive distributions, if any, in accordance with the provisions of the Plan and the classification of their Allowed Claim.

Definitive Documents	This Term Sheet is indicative, and any final agreement will be subject to the Definitive Documents. The Definitive Documents will contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet, and in accordance with the RSA.

Other Terms	Acceptable to the RSA Parties in accordance with the RSA.

15

ANNEX A

Certain Defined Terms

16

Defined Terms
“Administrative Expense Claim”	Means any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Commencement Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; (c) Restructuring Expenses; and (d) any Claim under the DIP Warehouse Facility, against a Debtor.

“Allowed”	Means, with reference to any Claim or Interest, a Claim or Interest (a) arising on or before the Effective Date as to which (i) no objection to allowance or priority, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed and not withdrawn within the applicable period fixed by the Plan or applicable law, or (ii) any objection has been determined in favor of the holder of the Claim or Interest by a Final Order, (b) that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or New Ditech, (c) as to which the liability of the Debtors or New Ditech, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction, or (d) expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) New Ditech shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

“Bankruptcy Code”	Has the same meaning as in the RSA.

“Bankruptcy Court”	Has the same meaning as in the RSA.

“Bidding Procedures”	Means the procedures governing the auction and sale process relating to any potential Sale Transaction, Asset Sale Transaction, or Master Servicing Transaction, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms and otherwise as acceptable to the Company and the Requisite Term Lenders.

“Cash”	Means legal tender of the United States of America.

“Cause of Action”	Means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or

17

Defined Terms
unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Commencement Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

“Chapter 11 Cases”	Means the cases under chapter 11 of the Bankruptcy Code to be commenced by the Company by no later than the Outside Commencement Date, in the Bankruptcy Court and styled In re Ditech Holding Corp.; provided, that, to the extent that any other subsidiary or affiliate of the Company commences a case under chapter 11 of the Bankruptcy Code, the Company will seek to have such case jointly administered on a procedural basis with the Company’s chapter 11 cases, and any reference to the Chapter 11 Cases shall be deemed to include such other cases (if any) filed by the Company’s subsidiaries and affiliates.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code, as against any Debtor.

“Class”	Any group of Claims or Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

“Confirmation Hearing”	A hearing at which the Bankruptcy Court will confirm the Plan, as applicable.

“Definitive Documents”	Shall have the same meaning as in the RSA, as applicable.

“Disclosure Statement”	The disclosure statement filed by the Debtors in support of the Plan.

“Effective Date”	Shall have the same meaning as in the RSA.

“Estate(s)”	Individually or collectively, the estate or estates of a Debtor created under section 541 of the Bankruptcy Code.

“Existing Warehouse and Repurchase Facilities”

Means, each of and collectively, the (i) Second Amended and Restated Master Repurchase Agreement, dated as of November 30, 2017, by and among Reverse Mortgage Solutions, Inc., as seller, the seller parties party thereto, Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, and the buyers party thereto, (ii) Amended and Restated Master Repurchase Agreement, dated November 18, 2016, by and among Ditech Financial LLC, as seller, Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, and the buyers party

18

Defined Terms
thereto, (iii) Master Repurchase Agreement, dated as of April 23, 2018, between Reverse Mortgage Solutions, Inc. as seller and Barclays Bank PLC, as purchaser and agent, (iv) Participation Interest Sale and Contribution Agreement, dated as of October 1, 2018, by and among Reverse Mortgage Solutions, Inc. and one of its subsidiaries, and the related Note Purchase Agreement of even date therewith, between such subsidiary and National Founders LP, (v) the Indenture and the supplement thereto, each dated as of February 9, 2018, among Ditech Agency Advance Trust, Wells Fargo, as indenture agent, calculation agent, paying agent and securities intermediary, Ditech Financial LLC, as servicer and administrator, and Credit Suisse, as administrative agent and (vi) the Indenture and the supplement thereto, each dated as of February 9, 2018, among Ditech DPAT II Advance Trust II, Wells Fargo, as indenture trustee, calculation agent, paying agent and securities intermediary, Ditech Financial LLC, as servicer and administrator, and Credit Suisse, as administrative agent (in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Fee Claim”	Means a Claim for professional services rendered or costs incurred on or after the Commencement Date through the Effective Date by professional persons retained by the Debtors by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Case.

“Final Order”	Means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“Impaired”	Means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

19

Defined Terms

“Intercompany Claim”	Any Claim against any of the Company’s entities held by another of the Company’s entities.

“Intercompany Interest”	An Interest in any of the Company’s direct or indirect subsidiaries held by another of the Company’s entities or an Interest in the Company held by an affiliate of the Company (other than any Preferred Stock or Existing Equity Interest in Holdings).

“Intercreditor Agreement”	Shall have the same meaning as ascribed to it in the Credit Agreement.

“Interests”	Means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, and any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Debtors, whether fully vested or vesting in the future, including, without limitation, equity or equity-based incentives, grants, or other instruments issued, granted or promised to be granted to current or former employees, directors, officers, or contractors of the Debtors, to acquire any such interests in the Debtors that existed immediately before the Effective Date.

“New Ditech”	Means, on or after the Effective Date, Ditech and each of the other Debtors, as reorganized, pursuant to and under the Plan or any successor thereto, and/or one or more acquiring entities, in each case, after giving effect to the Reorganization Transaction, whether structured as a debt-for-equity exchange or credit bid and asset sale transaction.

“Other Secured Claim”	Means a Secured Claim, other than an Administrative Expense Claim, a Claim in connection with the DIP Warehouse Facility, a Priority Tax Claim, or a Term Loan Claim.

“Commencement Date”	Has the same meaning as in the RSA.

“Plan Supplement”	Has the same meaning as in the RSA.

“Priority Non-Tax Claim”	Means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

“Priority Tax Claim”	Means any Secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Reinstate”, “Reinstated”, or “Reinstatement””	Means leaving a Claim Unimpaired under the Plan.

20

Defined Terms

“Rejecting Class”	Means a Class that does not vote to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

“Requisite Term Lenders”	Has the same meaning as in the RSA.

“Restructuring Expenses”	Means, with respect to, (a) the Requisite Term Lenders, the reasonable and documented fees, costs, and expenses of (i) Kirkland & Ellis LLP, (ii) one law firm acting as local counsel (if any), and (iii) FTI Consulting Inc.; (b) the Administrative Agent, to the extent provided under the Credit Agreement, pursuant to the economic terms of their respective engagement letters with the Company or, in the case of the Administrative Agent, the Credit Agreement.

“Restructuring Transactions”	Has the same meaning as in the RSA.

“RSA Parties”	Means the Consenting Term Lenders (as defined in the RSA).

“Unimpaired”	Means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

21

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR CONSENTING TERM LENDERS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [•] (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Ditech Holding Corporation, and the holders of the Term Loans (together with their respective successors and permitted assigns, the “Consenting Term Lenders” and each, a “Consenting Term Lender”) is executed and delivered by                      (the “Joining Party”) as of                      , 2019. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Term Lender” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of Term Loans set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Term Lenders set forth in Section 7 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

CONSENTING TERM LENDER

By:
Name:
Title:

Notice Address:

Fax:

Attention:

Email:

Acknowledged:

DITECH HOLDING CORPORATION on its own behalf and on behalf of its direct and indirect subsidiaries

By:
Name:
Title:

SIGNATURE PAGE TO JOINDER AGREEMENT